As filed with the Securities and Exchange Commission on January 10, 2025

Registration No. 333-281474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Toppoint Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	4210	92-2375560
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1250 Kenas Road

North Wales, PA 19454

551-866-1320

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hok C Chan

Chief Executive Officer

1250 Kenas Road

North Wales, PA 19454

551-866-1320

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR 852-3923-1111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Toppoint Holdings Inc. is filing this Amendment No. 5 (this “Amendment No. 5”) to the Registration Statement on Form S-1 (File No. 333-281474), as an exhibit-only filing solely to file an updated consent of TAAD, LLP as Exhibit 23.1. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibit being filed with this Amendment No. 5. The prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions and underwriter non-accountable expense allowance, payable by us in connection with the offering described in this registration statement. All amounts, other than the SEC registration fee, NYSE American listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$2,699
NYSE American listing fee	75,000
FINRA filing fee	2,000
Accounting fees and expenses	317,801
Legal fees and expenses	350,000
Underwriter legal expenses	150,000
Transfer agent fees and expenses	2,500
Printing and related fees	5,000
Miscellaneous	20,000
Total	$925,000

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On August 16, 2022, we issued an aggregate of 7,500,000 shares of common stock to four investors at a per share purchase price of $0.0001.

On September 29, 2022, we entered into a Share Exchange Agreement with Toppoint Inc and Hok C Chan, the sole stockholder of Toppoint Inc, our founder, Chairman of our board of directors and Chief Executive Officer, pursuant to which Hok C Chan exchanged all of his shares in Toppoint Inc for 7,500,000 shares of common stock of our company.

The foregoing transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering. No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals purchasing securities represented their intentions to acquire the securities for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of Toppoint Holdings Inc.
3.2**	Amended and Restated Bylaws of Toppoint Holdings Inc.
4.1**	Form of Representative’s Warrants
5.1**	Opinion of Fennemore Craig, P.C. regarding the validity of the common stock being registered
5.2**	Opinion of Bevilacqua PLLC regarding the enforceability of the Representative’s Warrants
10.1**	Share Exchange Agreement among the Registrant, Toppoint Inc and Hok C Chan, dated as of September 29, 2022
10.2†**	Employment Agreement between the Registrant and its Chief Executive Officer, dated July 23, 2024
10.3†**	Employment Agreement between the Registrant and its Chief Financial Officer, dated July 23, 2024
10.4**	Form of Independent Director Agreement between the Registrant and each independent director
10.5**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.6†**	Toppoint Holdings Inc. 2022 Equity Incentive Plan
10.7†**	Form of Stock Option Agreement for Toppoint Holdings Inc. 2022 Equity Incentive Plan
10.8†**	Form of Restricted Stock Award Agreement for Toppoint Holdings Inc. 2022 Equity Incentive Plan
10.9**	Services Agreement by and between Toppoint Holdings Inc. and 4 John Trucking Inc., dated January 1, 2024
10.10**	Voting Agreement by and among the Company, Heung Ling Chan, Guido Ji-Zhong Chen, Lok Ki Kenneth Lam, and King Chi Roy Ho, dated August 16, 2022
10.11**	Parking License Agreement by and between Toppoint Inc and 87 Doremus Ave LLC, dated June 1, 2024
10.12**	Residential Lease for Apartment or Unit in Multi-Family Rental Housing, by and between YU CHING SU and Toppoint Inc, dated October 1, 2022
10.13**	Rescission Agreement, by and between Toppoint Holdings Inc. and 4 John Trucking Inc., dated February 28, 2024
10.14**	Promissory Note of the registrant to Hok C Chan
14.1**	Code of Ethics and Business Conduct
21.1**	List of Subsidiaries
23.1	Consent of TAAD, LLP
23.2**	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
23.3**	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
99.1**	Audit Committee Charter
99.2**	Compensation Committee Charter
99.3**	Nominating and Corporate Governance Committee Charter
99.4**	Consent of Dingding He to be named as a director appointee
99.5**	Consent of Pablo A Santana to be named as a director appointee
99.6**	Consent of Tan Ying Lo to be named as a director appointee
99.7**	Clawback Policy
107**	Filing Fee Table

†	Executive compensation plan or arrangement.

**	Previously filed.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the issuer includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offerings made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Wales, State of Pennsylvania, on January 10, 2025.

Toppoint Holdings Inc.

By:	/s/ Hok C Chan
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Hok C Chan	Chief Executive Officer, President and	January 10, 2025
Hok C Chan	Chairman of the Board of Directors (principal executive officer)

/s/ John Feliciano III	Chief Financial Officer and Director	January 10, 2025
John Feliciano III	(principal financial and accounting officer)